EXHIBIT 10.1
November 9, 2010
Matthew J. During, MD, DSc
Professor and Director
The Ohio State University
Human Cancer Genetics Program
BRT 912, 460 West 12th Street
Columbus, OH 43210
Dear Dr. During:
Reference is hereby made to the Consulting Agreement, dated as of October 1, 1999, by and between you and Neurologix, Inc. (the “Company”), as amended on October 8, 2003, April 30, 2004, June 27, 2006, October 1, 2007, October 3, 2008 and August 31, 2009 (the Consulting Agreement, as amended to date, is hereafter referred to as the “Consulting Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Consulting Agreement.
As you are aware the term of the Consulting Agreement ended on September 30, 2010. Notwithstanding such termination the Company desires to continue without interruption your relationship as a consultant to the Company on the terms and conditions set forth in the Consulting Agreement. In connection therewith the Company is sending you this letter (this “Amendment”) in order to properly amend the Consulting Agreement, effective as of September 30, 2010, as follows:
1. Section 4 of the Consulting Agreement is amended and restated, effective as of September 30, 2010, to read as follows:
“4. Term and Termination. The term of this Agreement shall end on September 30, 2011, unless earlier terminated for cause (including any breach of any agreement between the parties) by either party upon thirty (30) days’ prior written notice to the other party; provided, that, the Consultant’s obligations set forth in Sections 3(c), 5 and 7 of this Agreement shall survive any such termination and the Company’s obligations set forth in Sections 3(a) and 3(b) of this Agreement with respect to services rendered by the Consultant during the term of this Agreement shall survive any such termination.”
2.      (a) Except as amended by the terms of this Amendment, all of your and the Company’s respective rights and obligations under the Consulting Agreement and the related Confidentiality, Proprietary Information and Inventions Agreement, dated as of October 1, 1999, between yourself and the Company, shall be deemed preserved by this Amendment, without modification or reduction, and shall be deemed to have continued uninterrupted and unimpaired from and after September 30, 2010.
(b) You acknowledge and confirm that the representations and warranties made by you in Section 6 of the Consulting Agreement are true and correct as of the date of this Amendment.

3. This Amendment shall be governed by, and construed pursuant to, the laws of the State of New York applicable to agreements made and to be performed wholly within such State.
4. This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement. This Amendment may be executed by, and become effective upon, the delivery by facsimile or e-mail (in .pdf format) of copies of the signatures of the parties hereto.
Please indicate your acceptance of the foregoing by signing below.
Very truly yours,

NEUROLOGIX, INC.
By:	/s/ Marc L. Panoff
Marc L. Panoff
Chief Financial Officer

ACCEPTED AND AGREED:
/s/ Matthew J. During
Dr. Matthew During